UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.___)

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STAAR Surgical Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STAAR SURGICAL COMPANY
1911 Walker Avenue
Monrovia, California 91016

April 14, 2008

You are cordially invited to attend the annual meeting of the stockholders (the “Annual Meeting”) of STAAR Surgical Company (“STAAR” or the “Company”). The Annual Meeting will be held on Thursday, May 15, 2008, at 10:00 a.m. (California time), at STAAR’s headquarters at 1911 Walker Avenue, Monrovia, California, 91016.

The actions we expect to take at the Annual Meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Also included with this letter is STAAR’s Annual Report on Form 10-K.

Please use this opportunity to take part in the affairs of STAAR by voting on the business to come before the Annual Meeting. If you are a record holder of STAAR’s Common Stock at the close of business on March 25, 2008, you are eligible to vote on these matters, either by attending the Annual Meeting in person or by proxy. It is important that your shares be voted, whether or not you plan to attend the Annual Meeting, to ensure the presence of a quorum. Therefore, please complete, date, sign, and return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting and vote your shares in person for the matters acted on at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Barry Caldwell

Barry Caldwell
President and Chief Executive Officer

STAAR SURGICAL COMPANY
1911 Walker Avenue
Monrovia, California 91016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The annual meeting of the stockholders of STAAR Surgical Company (the “Annual Meeting”) will take place on Thursday, May 15, 2008, at 10:00 a.m. (California time), at STAAR’s headquarters at 1911 Walker Avenue, Monrovia, California, 91016. The purpose of the meeting is to do the following:

•	elect our six directors; and
•	transact such other business as may properly come before the meeting.

Only stockholders listed on STAAR’s records at the close of business on March 25, 2008 (“Stockholders”) are entitled to vote.

The Proxy Statement that accompanies this Notice of Annual Meeting of Stockholders contains additional information regarding the proposals to be considered at the Annual Meeting. We encourage Stockholders to read it in its entirety.

As stated in the enclosed Proxy Statement, proxies are being solicited by and on behalf of the Board of Directors of STAAR. All proposals presented above are proposals of the Board of Directors. It is expected that these materials will first be mailed to Stockholders on or about April 14, 2008.

We cordially invite all Stockholders to attend the Annual Meeting in person. Your vote is important. Please complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope as promptly as possible, whether or not you plan to attend the Annual Meeting in person. Your prompt return of the proxy will help us in quickly processing of the proxies and in ensuring that a quorum is present. If you return your proxy, you may nevertheless attend the Annual Meeting and vote your shares in person if you wish. If you want to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement at any time prior to its exercise.

By Order of the Board of Directors,

/s/ Charles S. Kaufman

Charles S. Kaufman
Secretary
Monrovia, California
April 14, 2008

STAAR SURGICAL COMPANY
1911 Walker Avenue
Monrovia, California 91016

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 15, 2008

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?
A:	The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a stockholder at the close of business on March 25, 2008, the record date, and are entitled to vote at the meeting.

We are mailing this proxy statement and our annual report on Form 10-K for fiscal year 2007, along with either a proxy card or a voting instruction card, to stockholders beginning April 14, 2008. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	What is the difference between holding shares as a Stockholder of record and as a beneficial owner?
A:	If your shares are registered directly in your name with STAAR’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” In this case, the proxy statement, annual report and proxy card have been sent directly to you on behalf of STAAR.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In this case, the proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the Stockholder of record. As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing.

Q:	What am I voting on?
A:	At the Annual Meeting, Stockholders will vote on the election of our six directors. The Board of Directors has nominated Barry Caldwell, David Bailey, Don Bailey, Donald Duffy, John Moore and David Morrison.

The Board recommends a vote FOR the election of its nominees.

Q:	What is the voting requirement to elect the directors and to approve each of the proposals?
A:	In the election of directors, the six persons receiving the highest number of affirmative votes will be elected.
Q:	What discretion does my broker have to vote my shares?
A:	Brokers holding common stock in “street name” who are members of a stock exchange are required by the rules of the exchange to transmit this Proxy Statement to the beneficial owner of the common stock and to solicit voting instructions with respect to the matters submitted to the Stockholders. If the broker has not received instructions from the beneficial owner by the date specified in the statement accompanying such material, the broker may give or authorize the giving of a Proxy to vote the common stock at his discretion in the election of directors. However, brokers or nominees may not have discretion to vote on certain other proposals without specific instructions from the beneficial owner.
Q:	What are “broker non-votes”?
A:	When a broker or nominee votes a client’s shares on some but not all proposals, the missing votes are referred to as “broker non-votes.”
Q:	How many votes do I have?
A:	You are entitled to one vote for each share of common stock that you hold.
Q:	Can I cumulate votes?
A:	No, STAAR does not have cumulative voting for directors. This means you have one vote per share for each seat that is up for election.
Q:	How do I vote?
A:	You may vote using either of the following methods:
•	Proxy card. We have provided a proxy card with this proxy. Be sure to complete, sign and date the card and return it in the prepaid envelope we have provided. You can also submit the proxy card by facsimile to the Inspectors of Election at (626) 358-3049. Barry Caldwell and Charles Kaufman, the designated proxyholders, are members of management. Beneficial owners will receive instructions to vote by proxy from their broker or nominee.

If you are a Stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the proxyholders will vote your shares FOR the election of each of the six nominees of the Board of Directors.

•	In person at the Annual Meeting. Any Stockholder may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares and wish to vote in person, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot at the Annual Meeting.
Q:	What can I do if I change my mind after I vote my shares?
A:	If you are a Stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by one of the following methods:
•	sending written notice of revocation to the Secretary of STAAR;
•	submitting by mail or facsimile a new, proper proxy dated after the date of the proxy you are revoking; or
•	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:	Who will count the vote?
A:	Our transfer agent, American Securities Transfer & Trust, Inc., will tabulate the vote and submit the results to officers of STAAR who will be designated as the inspectors of election.

Q:	What constitutes a quorum?
A:	As of the record date, 29,419,178 shares of common stock were issued and outstanding. A majority of the outstanding shares, or 14,709,590 shares, present or represented by proxy, constitutes a quorum for the purpose of electing directors and adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.
Q:	Who can attend the Annual Meeting?
A:	Any Stockholder as of the record date may attend the Annual Meeting. Stockholders of record will be required to show valid identification. Beneficial owners must submit a request to attend in advance of the meeting by writing to the Office of the Secretary, STAAR Surgical Company, 1911 Walker Ave., Monrovia, California 91016, or faxing the request to (626) 358-3049. You must provide evidence of your ownership of shares with your request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays.
Q:	What happens if a nominee for director is unable to serve?
A:	If a nominee becomes unavailable for election – a circumstance we do not expect – the proxyholders will vote for a substitute nominee designated by the Board of Directors.
Q:	When are stockholder proposals due for the 2009 Annual Meeting?
A:	If a stockholder seeks to include a proposal in the proxy statement for STAAR’s 2009 annual meeting, our corporate secretary must receive the proposal at our offices at 1911 Walker Avenue, Monrovia, California 91016 prior to December 15, 2008 in a form that complies with the regulations of the Securities and Exchange Commission (the “SEC”). If we advance or delay the date of the 2009 annual meeting more than 30 days from the date of the 2008 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2009 annual meeting must be received by us within a reasonable time before STAAR begins to print and mail the proxy statement for the 2009 annual meeting. If we determine that the date of the 2009 annual meeting will be advanced or delayed by more than 30 days from the date of the 2008 annual meeting, we will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

If we receive notice after December 15, 2008 that a stockholder intends to present a proposal at our 2009 Annual Meeting, we will have the right to exercise discretionary voting authority over the proposal, if it is presented at the meeting, without including information regarding the proposal in our proxy materials.

Q:	Can Stockholders nominate candidates for the Board of Directors at the Annual Meeting?
A:	Our Bylaws provide that stockholders may nominate candidates for the Board of Directors only if they have delivered notice to the Secretary of STAAR, or mailed notice to the Secretary of STAAR by first class United States mail, postage prepaid, no less than 14 days and no more than 50 days prior to the Annual Meeting, except that, if we give less than 20 days’ notice of the Annual Meeting to Stockholders, the written notice must be delivered or mailed to the Secretary of STAAR no later than the close of the seventh day following the day on which we mail notice of the Annual Meeting to Stockholders. Each such written notice nominating a candidate must include (1) the name and address of the stockholder making the recommendation; (2) a representation that the stockholder is a holder of stock of STAAR; (3) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (4) the principal occupation or employment of each such nominee, and (5) the number of shares of stock of STAAR that are beneficially owned by each nominee, and (6) the consent of the nominee to serve as a director of STAAR if so elected.
Q:	Can stockholders propose individuals to be considered as the Board of Directors’ nominees for the 2009 Annual Meeting?

A stockholder may recommend a person to be considered as a nominee for election at the 2009 Annual Meeting by a written submission received by the Secretary of STAAR via mail or express delivery no later than December 15, 2008, the same date stockholder proposals for the 2009 Annual Meeting are due.

If the date of the 2009 Annual Meeting is altered or delayed more than 30 days from the date of the 2008 Annual Meeting, the submission must be received by us within a reasonable time before we begin to print and mail the proxy statement for the 2009 Annual Meeting. The submission must contain the information set forth in the previous answer, along with the following additional information: (1) a description of all arrangements or understandings between the stockholder and each person recommended and any other party pursuant to which the recommendation is being made and (2) all other information regarding the recommended person that would be required to be included in a proxy statement under the proxy rules of the SEC if the person were nominated by the Board of Directors.

Q:	How much did this proxy solicitation cost and who is paying for it?
A:	STAAR will bear the costs of this solicitation, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in this solicitation of Proxies, which we estimate at $20,000. We expect officers and regular employees of STAAR to communicate with Stockholders, banks, brokerage houses, custodians, nominees and others by telephone, facsimile, email or in person to request that Proxies be furnished. No additional compensation will be paid for these services. We will reimburse banks, brokerage firms and other persons representing beneficial owners of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners.
Q:	Will other business be presented at the Annual Meeting?
A:	As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented for consideration at the Annual Meeting other than those matters described in the Notice of Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the proxyholders intend to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board, and the authority to do so is included in the Proxy.
Q:	Can I obtain additional information on STAAR’s website?
A:	STAAR’s home page is www.staar.com. In the Investor/Media area of the website you can find the following information:
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating Committee Charter
•	Code of Ethics

Security Ownership of Principal Stockholders and Management

The following table shows, as of the Record Date, information concerning the shares of common stock beneficially owned by each person known by STAAR to be the beneficial owner of more than 5% of our Common Stock (other than directors, executive officers and depositaries). This information is based on publicly available information filed with the SEC as of the Record Date.

Name and Address	Shares Beneficially Owned	Percent of Class(1)
Broadwood Partners, L.P.(2) 724 Fifth Ave., 9th Floor New York, NY 10019	4,572,749	15.5%
Heartland Advisors, Inc.(3) 789 North Water Street Milwaukee, WI 53202	3,161,782	10.7%
Conus Partners, Inc.(4) 49 West 38th Street, 11th Floor New York, NY 10018	1,880,929	6.4%
Bank of America Corporation(5) 100 North Tryon Street, Floor 25 Charlotte, NC 28255	1,751,300	6.0%

(1)	Based on 29,419,178 shares of common stock outstanding on the Record Date. Under Rule 13d-3 of the Securities Exchange Act of 1934, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.
(2)	In its Statement of Changes in Beneficial Ownership on Form 4 filed on February 14, 2008, Broadwood Partners, L.P. indicated that it beneficially owned 4,572,749 shares of its common stock on that date. In its Schedule 13D/A, filed December 21, 2007 with respect to its ownership of STAAR securities as of December 14, 2007, Broadwood Partners, L.P. states that it has sole voting power as to no shares, shared voting power as to 4,396,231 shares, sole dispositive power as to no shares and shared dispositive power as to 4,396,231 shares. Broadwood Capital, Inc. states that it has sole voting power as to no shares, shared voting power as to 4,396,231 shares, sole dispositive power as to no shares and shared dispositive power as to 4,396,231 shares. Mr. Neal C. Bradsher states that he has sole voting power as to 25,900 shares, shared voting power as to 4,396,231 shares, sole dispositive power as to 25,900 shares and shared dispositive power as to 4,396,231 shares.
(3)	In its Schedule 13G/A filed February 8, 2008 with respect to its ownership of STAAR securities as of December 31, 2007, Heartland Advisors, Inc. states that it has sole voting power as to no shares, shared voting power as to 2,943,382 shares, sole dispositive power as to no shares and shared dispositive power as to 3,161,782 shares. William J. Nasgovitz states that he has sole voting power as to no shares and shared voting power as to 2,943,382 shares, sole dispositive power as to no shares and shared dispositive power as to 3,161,782 shares.
(4)	In its Schedule 13G/A filed February 13, 2008 with respect to its ownership of STAAR securities as of December 31, 2007, Conus Partners, Inc. states that it has sole voting power as to no shares, shared voting power as to 1,880,929 shares, sole dispositive power as to no shares and shared dispositive power as to 1,880,929 shares. Andrew Zacks states that he has sole voting power as to no shares and shared voting power as to 1,880,929 shares, sole dispositive power as to no shares and shared dispositive power as to 1,880,929 shares.
(5)	In its Schedule 13G filed February 7, 2008 with respect to securities owned as of December 31, 2007, Bank of America Corporation, as controlling person, reported beneficial ownership of 1,751,300 shares jointly with NB Holdings Corporation (1,751,300 shares), Bank of America N.A. (1,751,300 shares), Columbia Management Group, LLC (1,751,300 shares) and Columbia Management Advisors, LLC (1,751,300 shares).

The following table shows, as of the Record Date, information with respect to the shares of Common Stock beneficially owned by (1) each director and director nominee, (2) each person (other than a person who is also a director or a director nominee) who is an executive officer named in the Summary Compensation Table below, and (3) all executive officers and directors as a group.

	Shares Beneficially Owned
Name(1)	Shares of Common Stock Owned(2) (#)	Shares Subject to Options Exercisable on or Before May 24, 2008(3) (#)	Total (#)	Percent of Class(4)
Barry Caldwell**	37,736	20,000	57,736	*
David Bailey**	47,170	950,300	997,470	3.4%
Don Bailey**	41,415	80,000	121,415	*
Donald Duffy**	—	100,000	100,000	*
David Morrison**	45,000	80,000	125,000	*
John C. Moore**	—	7,500	7,500	*
Deborah Andrews	6,900	124,166	131,066	*
Nick Curtis	26,323	81,667	107,990	*
Paul Hambrick	—	41,665	41,665	*
Hans Blickensdoerfer	12,000	55,833	67,833	*
All current directors and executive officers as a group (14 individuals)	224,544	1,616,131	1,840,675	6.2%

*	Less than 1%.
**	Director and Nominee
(1)	The business address of each person named is c/o STAAR Surgical Company, 1911 Walker Avenue, Monrovia, California 91016.
(2)	Pursuant to Rule 13d-3(a), includes all shares of common stock over which the listed person has, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, voting power, which includes the power to vote, or to direct the voting of, the shares, or investment power, which includes the power to dispose, or to direct the disposition of, the shares. STAAR believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by him or her, subject to community property laws, where applicable, except where otherwise noted. Restricted shares are listed even when unvested and subject to forfeiture because the holder has the power to vote the shares.
(3)	In accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, each listed person is deemed the beneficial owner of shares that the person has a right to acquire by exercise of a vested option or other right on or before May 24, 2008 (60 days after the Record Date).
(4)	Based on 29,419,178 shares of Common Stock outstanding on the stock records as of the Record Date. The percentages are calculated in accordance with Rule 13d-3(d)(1), which provides that shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable on or before May 24, 2008 (60 days after the Record Date) are deemed outstanding for the purpose of calculating the number and percentage that each person owns, but not deemed outstanding for the purpose of calculating the percentage that any other listed person owns.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

STAAR’s directors each serve a one-year term and are subject to election at each annual meeting of the stockholders. STAAR’s previous classified board system, under which directors served staggered three-year terms, was phased out pursuant to an amendment to STAAR’s bylaws approved by the stockholders at the 2006 annual meeting. The last of the continuing three-year terms from the previous arrangement, which applied to the seats held by David Bailey and Don Bailey, expire at this year’s Annual Meeting.

Our Bylaws permit the Board of Directors to fix the number of its members, so long as there are no fewer than three directors and no more than seven directors. In 2007 the Board of Directors fixed the number of its members at six.

The Board of Directors has nominated Don Bailey, Barry Caldwell, David Bailey, Donald Duffy, John C. Moore and David Morrison for re-election to their seats. Each of these nominees has indicated his willingness to serve and, unless otherwise instructed, the Proxyholders will vote the Proxies received by them for those six nominees. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting or any continuation, postponement or adjournment of the meeting, the Proxyholders will vote the Proxies for any other nominee the current Board of Directors designates to fill the vacancy. STAAR has no reason to believe that any of its six nominees will be unable or unwilling to serve if elected as a director. The six nominees receiving the most votes at the Annual Meeting will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES.

The following table shows the composition of our Board of Directors on date of this Proxy Statement. All terms expire at the 2008 Annual Meeting.

Name of Director	Board Positions and Committee Memberships	Independent(1)
Don M. Bailey	Chairman of the Board Chairman, Nominating and Governance Committee Member, Audit Committee Member, Compensation Committee	✓
David Bailey
Barry Caldwell
Donald Duffy	Chairman, Audit Committee Member, Nominating and Governance Committee	✓
David Morrison	Chairman, Compensation Committee Member, Audit Committee Member, Nominating and Governance Committee	✓
John C. Moore	Member, Compensation Committee	✓

(1)	Directors designated as “independent” have been determined by the Board of Directors to be independent as that term is defined under the Nasdaq Marketplace Rules and the applicable rules of the SEC.

Information regarding the business experience of each director and nominee, and for each executive officer is provided below.

Nominees for Director

Don M. Bailey
Chairman of the Board
Chairman of the Nominating and Governance Committee
Member of the Audit Committee
Member of the Compensation Committee
Director since April 2005
Age 62

Don Bailey has served as a director and our Chairman since April 2005, and serves as the chairman of the Nominating and Governance Committee of the Board of Directors. Since November 26, 2007, Mr. Bailey has served as President, Chief Executive Officer and a director of Questcor Pharmaceuticals, Inc., having served as its interim President from May 2007 and as a director since May 2006. In addition, he served as Chairman of the Board of Comarco, Inc., a provider of wireless test products for the wireless industry and a maker of emergency call box systems and mobile power products for handheld devices from 1998 until August 31, 2007. He also served from June 1990 to April 2000 as President of Comarco, Inc. and as its Chief Executive Officer from January 1991 to April 2000. Mr. Bailey earned his Bachelor of Science degree in Mechanical Engineering from Drexel University 1968, his Master of Science degree in Operations Research from the University of Southern California in 1971 and his Master of Business Administration degree from Pepperdine University in 1986.

Barry G. Caldwell
President and Chief Executive Officer
Director since May 2007
Age 57

Barry Caldwell was elected to STAAR’s Board of Directors at its 2007 Annual Meeting, and he has served as STAAR’s President and Chief Executive Officer since November 27, 2007. Mr. Caldwell previously served as President, Chief Executive Officer and director of Iridex Corporation, a worldwide provider of therapeutic laser systems and delivery devices used to treat eye diseases and skin conditions. From 1979 to 2002, Mr. Caldwell served in various capacities with Alcon Laboratories, Inc., a leading developer, manufacturer and marketer of ophthalmology products. His executive positions included Vice President and General Manager of Alcon’s U.S. Surgical Division and Vice President of Alcon Canada. From 2002 to 2005, Mr. Caldwell served on the Boards of Directors of Laser Diagnostic Technologies (until its sale in 2004), A.R.C. Laser, Inc. and Tekia, Inc. In addition, he has served on the Boards of Directors for three ophthalmic industry groups, AdvaMed, NAEVR and EyeRx Coalition. He is also a former member of the Kentucky State Legislature where he served three consecutive terms in the State’s House of Representatives. Mr. Caldwell has a Bachelor of Arts in Political Science and English from Georgetown College and a Juris Doctorate from the Northern Kentucky University Chase College of Law.

David Bailey
President, International Operations
Director since December 2000
Age 51

David Bailey has served as STAAR’s President, International Operations since November 27, 2007, having previously served as our President and Chief Executive Officer since December 28, 2000. Mr. Bailey also joined the Board of Directors on December 28, 2000, and served as Chairman of the Board from 2001 through April 2005. Prior to joining STAAR, Mr. Bailey served as Global President of CIBA Vision Corporation’s surgical business unit based in Atlanta, Georgia. From April 1995 through May 1999, Mr. Bailey served on the global management boards of both Bausch & Lomb and ChironVision. In 1993, Mr. Bailey was the European Managing Director of Johnson & Johnson’s European professional sector, with operating responsibility for Iolab Corporation, an ophthalmic products company that was a subsidiary of Johnson & Johnson at that time, including both medical devices and pharmaceuticals. Mr. Bailey completed his formal education in the United Kingdom, obtaining a Master’s degree from Durham University, and a Bachelor of Arts degree with honors from York University. David Bailey and Don Bailey are not related.

Donald Duffy
Director since February 2003
Chairman of Audit Committee
Member of the Nominating and Governance Committee
Age 71

Mr. Duffy has served as a director and as Chairman of the Audit Committee since February 2003. His previous experience includes the position of Chief Financial Officer of Iolab Corporation, a former subsidiary of Johnson & Johnson, a position he held from 1987 until his retirement in 1992. Prior to holding that position, Mr. Duffy served as Chief Financial Officer of the J&J Ultrasound division of Johnson & Johnson and Alpha Wire Corporation. Mr. Duffy also served as the Chief Information Services Officer for the J&J Products Division of Johnson & Johnson and held various financial positions for Johnson & Johnson from 1962 through 1984. Mr. Duffy earned a Master of Business Administration degree from Pace University and a Bachelor of Science degree in accounting from the University of South Dakota.

John C. Moore
Director since January 2008
Member of the Compensation Committee
Age 63

Mr. Moore has more than 25 years of executive experience at ophthalmic medical device companies, where he managed R&D, operations, marketing, sales, business development, service, and finance teams. Between April 2005 and January 2007 Mr. Moore served as CEO of Notal Vision, an Israeli-based company that developed comprehensive diagnostic solutions for the early detection and monitoring of age-related macular degeneration (AMD). Mr. Moore served as the President and CEO of Laser Diagnostic Technologies, a manufacturer of diagnostic laser scanning ophthalmoscopes used for the early detection of glaucoma, from 2000 until it was acquired by Carl Zeiss Meditec, Inc. in 2004. Before this, Mr. Moore was a vice president at Alcon Laboratories where he was responsible for pursuing and executing strategic acquisitions and partnerships to broaden the company's product portfolio. Mr. Moore also spent more than 10 years at Carl Zeiss, Inc., a multinational company with primary businesses in optics, medical, scientific and semiconductor products. Mr. Moore received his Bachelor of Science degree in General Science from the University of Rochester.

Mr. Moore will qualify as an “independent director” under the applicable rules of the SEC and the Nasdaq Marketplace Rules. Members of the Board of STAAR identified Mr. Moore is a suitable candidate for director; no fee was paid for his referral.

David Morrison
Director since May 2001
Chairman of the Compensation Committee
Member of the Audit Committee
Member of the Nominating and Governance Committee
Age 63

Mr. Morrison has 35 years experience in various executive positions, both within the United States and internationally. Following the acquisition by Chiron Vision of Iolab Corporation in 1995, Mr. Morrison was appointed President and Chief Operating Officer of Chiron Vision, in which capacity he served until 1997. Prior to joining Chiron Vision, Mr. Morrison served as Area Vice President for Europe for the Gillette Company and as President of International Operations and Co-Chief Operating Officer of Cooper Vision. Mr. Morrison earned a Bachelor of Arts degree, with honors, in economics from the University College of Wales, Aberystwyth and received a post-graduate degree in Industrial Administration from Bradford University.

David Schlotterbeck

David Schlotterbeck also served as a director of STAAR during 2007. He resigned from the Board on October 2007. During 2007 he also served as a member of the Nominating and Corporate Governance committee.

Executive Officers

Deborah Andrews
Vice President and Chief Financial Officer
Age 50

Ms. Andrews has served as Chief Financial Officer since August 2005 and as Vice President since April 2005. She has been employed by STAAR since 1995, serving as Principal Financial Officer from April 2005 to August 2005, Global Controller from 2001 to 2005, Vice President, Finance, of STAAR Surgical AG (Switzerland) from 1999-2001, and Assistant Controller from 1995 to 1999. She previously served as an internal auditor for Bourns, Inc., a maker of electronic components, from 1994 to 1995, and an auditor for KPMG Peat Marwick from 1991-1994. Ms. Andrews earned her Bachelor of Science degree in Accounting from California State University, San Bernardino.

Hans-Martin Blickensdoerfer
Vice President, International Marketing
Age 42

Mr. Blickensdoerfer, who joined STAAR in January 2005, has over 15 years experience in the ophthalmic device industry. Prior to joining STAAR he worked from 2000 through 2002 for Novartis - CIBA Vision as the Commercial Director for Europe, the Middle East and Africa. Between 1997 and early 2000 he worked for the Surgical Division of Bausch & Lomb, Inc. as its Area Sales Manager for Central and Eastern Europe. Prior to that time he worked in sales and product management positions in the Surgical Division of Chiron Vision and at Chiron Adatomed GmbH. Mr. Blickensdoerfer received his diploma in Marketing and International Management from the University of Mannheim in Germany. He is based in our Nidau, Switzerland facility.

Nicholas Curtis
Senior Vice President, Sales
Age 52

Mr. Curtis, who joined us in August 2002, is an experienced sales and marketing professional with over 20 years experience in selling and marketing cataract and refractive surgical products. Prior to joining STAAR, Mr. Curtis served as Vice President for LaserVision Centers from 1998 to 2001, and TLC Vision, Inc. during 2002 following TLC Vision’s acquisition of LaserVision Centers, where he was responsible for managing the company’s business development in the Great Lakes Region. Prior to 1998, Mr. Curtis held various sales management positions with Chiron Vision, Allergan Medical Optics, and American Medical Optics, a division of American Hospital Supply Corp. Mr. Curtis received a Bachelor of Science degree in Speech-Communication Studies from Northwestern University.

Craig Felberg
Vice President, Research, Development and Clinical Affairs
Age 57

Mr. Felberg, who joined us in 2007, has over 25 years of experience in the field of ophthalmology. Prior to joining STAAR, Mr. Felberg has worked with many current and past market leaders including Bausch & Lomb, Chiron, Iolab, Alcon and CooperVision. Mr. Felberg has held positions including Plant Manager, Vice President of Operations and Director of Refractive R&D Program Management. Most recently he was responsible for the Refractive R&D project portfolio at Bausch & Lomb where he led the efforts to develop and deliver new and improved laser and diagnostic systems as well as new indications for the existing products. Mr. Felberg was also responsible for managing clinical and regulatory programs required to gain approval of new and improved products into worldwide markets. Mr. Felberg received a Bachelor of Arts in Management from the University of Redlands and earned a Master of Business Administration degree from Pepperdine University.

Paul Hambrick
Vice President, Operations
Age 46

Mr. Hambrick has served as our Vice President of Operations since February of 2006. From late 2005 through February 2006 he served as Divisional Manager of Engineering at Bio-Rad Laboratories, a manufacturer of products for life science research and clinical diagnostics. From 2001 through 2005 Mr. Hambrick served as General Manager and Vice President of Operations at MAS, a Fisher Scientific Company, managing the production of in-vitro diagnostic products. From 1998 to 2001 he was Director of Manufacturing at Biosense Webster, a Johnson & Johnson company, where he oversaw production of electrophysiology catheters. Prior to joining Biosense Webster, Mr. Hambrick was Director of Manufacturing at Chiron Vision with various product line responsibilities including manufacturing of intraocular lenses, phacoemulsification systems and keratome blades. Mr. Hambrick earned his Bachelors of Science Degree in Business Administration from the University of La Verne in La Verne, California.

Robin Hughes
Vice President, Marketing
Age 44

Mr. Hughes joined STAAR in 2007 from H Consulting, LLC, a consulting firm specializing in marketing and strategy. Prior to founding the firm, Mr. Hughes spent 13 years at Bausch & Lomb, most recently as Vice President of Global Strategy and Commercialization for refractive surgery from 2002 until 2006, and as Vice President of Marketing for Europe, Middle East and Africa (EMEA) from 2001 until 2002. Prior to these roles he held EMEA Director of Marketing positions at Bausch & Lomb in both the Surgical and Visioncare divisions.

Prior to joining Bausch & Lomb in 1993, Mr. Hughes spent eight years in the pharmaceutical industry, transitioning from sales into marketing at Merck, Inc. He earned a Master of Business Administration degree from the Henley Management College, Brunel University. His scientific background includes qualifications in medical microbiology from The Royal London Hospital, and in human physiology and cell biology from the University of Westminster.

Charles Kaufman
Vice President, General Counsel and Corporate Secretary
Age 53

Mr. Kaufman has served as Vice President, General Counsel and Secretary since April 2005. From 2001 to 2005 he served as an attorney at the law firm of Sheppard, Mullin, Richter & Hampton, LLP, where he specialized in corporate finance, securities regulation and corporate transactions. From 1994 to 2001 Mr. Kaufman served as an attorney at the law firm of Morrison & Foerster, LLP. Mr. Kaufman earned his Juris Doctor Degree from the University of California at Los Angeles, where he also received a Bachelor of Arts degree in English Literature.

Rob Lally
Vice President, Quality Assurance and Regulatory Affairs
Age 53

Mr. Lally has served as our Vice President, Quality Assurance and Regulatory Affairs, since October 2006. From January 2004 to October 2006 he served as Director of International Regulatory Affairs at Johnson & Johnson Vision Care, a leading provider of contact lens and spectacle products based in Jacksonville, Florida. From August 1998 until December 2002 he served as Director of European Compliance for Johnson & Johnson Professional Europe. Prior to 1998, Mr. Lally was Head of the Medical Device sector at British Standards Institution, a leading UK-based device Notified Body, and was a senior consultant at Quintiles, a global quality and regulatory consulting firm, and General Manager of AMTAC Laboratories, a UK Notified Body. Mr. Lally earned his Master of Business Administration degree from Manchester Polytechnic, Manchester, England, and his Bachelor of Science degree in Engineering from Liverpool Polytechnic, Liverpool, England.

None of the directors, nominees for director or executive officers was selected pursuant to any arrangement or understanding, other than with the directors and executive officers of STAAR acting in their capacities as such. There are no family relationships among any of the directors or executive officers of STAAR.

Compensation of Directors

Directors are compensated as follows:

•	Each director who serves on the Board of Directors of STAAR and is not an employee of STAAR or a parent or subsidiary of STAAR (each a “non-employee director”) receives annual director’s fees of $25,000.
•	The Chairman of the Board receives an additional annual fee of $25,000.
•	The Chairman of the Audit Committee of the Board of Directors receives an additional annual fee of $15,000.
•	The Chairman of the Compensation Committee receives an additional annual fee of $10,000.
•	The Chairman of the Nominating and Governance Committee receives an additional annual fee of $10,000.
•	Each member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee (other than the respective chairs) receives an additional annual fee of $5,000 for each such committee on which he serves.

It is STAAR’s policy to grant each non-employee director an option to purchase 20,000 shares of common stock on election or re-election to the Board, which vests in full on the first anniversary of grant. Since approval of an amendment to the bylaws by the stockholders at the Annual Meeting in 2006, the Board of Directors has been in transition from staggered three-year terms to annual voting for all directors. As a result, four of STAAR’s six director were elected or re-elected at the 2007 Annual Meeting: Barry Caldwell, Donald Duffy, David Morrison and David Schlotterbeck. Each of them received an option to purchase 20,000 shares of Common Stock. These options were granted under the 2003 Omnibus Plan, have an exercise price of $4.79 per share and vest on May 16, 2008.

Beginning in 2007 the Board of Directors agreed that any director could elect to receive his fees for board and committee service in the form of restricted shares rather than cash. Pursuant to such an election, on November 27, 2007 the Board approved the grant of restricted shares to Don Bailey in lieu of $70,000 in board fees otherwise payable over the 12 months of board service beginning on October 1, 2007. On December 3, 2007, which was the third business day after the public announcement of the change in senior management, the grant became effective and the number of restricted shares was determined to be 26,415 based on the closing price of the common stock on the Nasdaq Global Market on that date. The shares vest in four equal installments at the beginning of each calendar quarter, beginning on January 1, 2008.

The Board of Directors can change the compensation of directors at any time.

Meetings of the Board

The Board of Directors held 14 meetings during 2007. During 2007 each of the directors except David Schlotterbeck attended more than 75% of the aggregate of the total number of Board meetings during his service as director and the total number of meetings of the committees on which he served.

It is the policy of STAAR to require members of the Board of Directors to attend the annual meeting of stockholders, if practicable. All directors attended the 2007 annual meeting of stockholders.

Committees

The Board of Directors has three standing committees: a Nominating and Governance Committee, a Compensation Committee and an Audit Committee. The members of each committee serve at the discretion of the Board of Directors. The Board has adopted a written charter for each committee to provide for its organization and procedures and to delegate requisite authority for the committee to carry out its purposes.

Nominating and Governance Committee.

The current members of the Nominating and Governance Committee are Don Bailey, who serves as chairman of the committee, Donald Duffy and David Morrison. Each member of the Nominating and Governance Committee is “independent” as that term is defined under the Nasdaq Marketplace Rules. During 2007 David Schlotterbeck also served on the Nominating and Governance Committee.

The principal purposes of the committee are to help ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to stockholders and STAAR, and that STAAR has and follows appropriate governance standards. To carry out these purposes, the committee does the following:

•	identifies individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors,
•	recommends the director nominees to be selected by the Board of Directors for the next annual meeting of stockholders,
•	develops and recommends to the Board of Directors corporate governance principles applicable to STAAR, and
•	oversees the evaluation of the Board of Directors and management.

Among its functions, the Nominating and Governance Committee considers and approves nominees for election to the Board of Directors in accordance with its written charter.

In addition to the candidates proposed by the Board of Directors or identified by the committee, the committee considers candidates for director suggested by our stockholders in accordance with the procedures described in the Questions and Answers section in response to the question “Can stockholders propose individuals to be considered as the Board of Directors’ nominees for the 2009 Annual Meeting?” Stockholder nominations that comply with those procedures and that meet the criteria outlined below will receive the same consideration that the committee’s nominees receive.

Essential criteria for all candidates considered by the committee include the following:

•	integrity and ethical behavior;
•	maturity; management experience and expertise;
•	independence and diversity of thought;
•	broad business or professional experience; and
•	an understanding of business and financial affairs, and the complexities of business organizations.

In evaluating candidates for certain Board positions, the committee evaluates additional criteria, including the following:

•	financial or accounting expertise;
•	experience in the medical device industry or other regulated industries;
•	scientific accomplishment in medicine, physiology or medical devices;
•	experience in commercializing and marketing ophthalmic devices;
•	other medical devices or pharmaceuticals;
•	experience in conducting business in international markets;
•	business and other experience relevant to public companies of a size comparable to STAAR; and
•	experience in investment banking, commercial lending or other financing activities.

In selecting nominees for the Board of Directors, the committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of STAAR.

The Board of Director’s nominees for the Annual Meeting have been recommended by the committee, and have been nominated by the independent directors and the full Board of Directors.

David Schlotterbeck resigned from the Board on October 30, 2007. The Committee recruited and interviewed potential candidates for the vacant seat. On January 8, 2008, the Committee recommended John C. Moore to fill the vacant seat. On that same date the Board, pursuant to its authority under STAAR’s bylaws, elected Mr. Moore to the fill the vacant seat.

The Committee received no stockholder recommendations of candidates for election at the 2008 Annual Meeting.

During 2007, the Nominating and Governance Committee held seven meetings.

Compensation Committee

The current members of the Compensation Committee are David Morrison, who serves as chairman of the committee, Don Bailey and John Moore. Each member of the Compensation Committee is “independent” as that term is defined under the Nasdaq Marketplace Rules.

The principal purposes of the Compensation Committee are to help ensure that the executive officers of STAAR and its subsidiaries are compensated in a manner consistent with (i) the compensation strategy of STAAR determined by the Board of Directors, (ii) treatment of all executive officers in an equitable and consistent manner, (iii) STAAR’s need to compete in recruiting and retaining qualified executive officers, and (iv) the requirements of the appropriate regulatory bodies. The Committee also administers STAAR’s 2003 Omnibus Equity Incentive Plan.

The Compensation Committee makes all decisions for the total direct compensation of the executive officers of STAAR, including base salary, annual bonus, long-term equity compensation and perquisites. The Compensation Committee also generally approves company-wide pay increases and discretionary compensation that may be allocated to non-executive employees by management.

During 2007, the Compensation Committee held five meetings and acted once by written consent to approve its charter.

Compensation Committee Interlocks and Insider Participation

During 2007 David Morrison, Don Bailey, Barry Caldwell (prior to his appointment as President and Chief Executive Officer) and Donald Duffy served on the Compensation Committee. There were no Compensation Committee interlocks or insider (employee) participation during 2007.

Audit Committee

The current members of the Audit Committee are Donald Duffy, who serves as the chairman of the committee, Don Bailey and David Morrison. Each member of the Audit Committee is “independent” as that term is defined under the rules of the SEC and the Nasdaq Marketplace Rules. The principal purpose of the Audit Committee is to oversee (i) the quality and integrity of STAAR’s financial statements, (ii) the qualifications and independence of STAAR’s independent registered public accounting firm, and (iii) the performance of STAAR’s independent registered public accounting firm. In 2007 the Audit Committee met fourteen times and acted by written consent once.

STAAR has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC.

Charters of the Committees

The charters of the Audit Committee, Nominating and Governance Committee and the Compensation Committee are available on STAAR’s web site at www.staar.com, under “Investor/ Media — Corporate Governance.”

Stockholder Communications with Directors

You may communicate with the chairman of our Audit Committee or the chairman of our Nominating and Governance Committee, or with our outside directors as a group by writing to such persons c/o Charles Kaufman, Secretary, at 1911 Walker Avenue, Monrovia, California 91016.

Mr. Kaufman distributes communications to the Board of Directors or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as the following:

•	junk mail and mass mailings,
•	product complaints,
•	product inquiries,
•	new product suggestions,
•	resumes and other forms of job inquiries,
•	surveys, and
•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is excluded must be made available to any outside director upon request.

Communications that include information better addressed by the complaint hotline supervised by the Audit Committee will be forwarded to the hotline.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in STAAR’s Proxy Statement for 2008.

The Compensation Committee
David Morrison (Chairman)
Don Bailey
Donald Duffy

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for the executive officers of STAAR identified in the Summary Compensation Table (our “Named Executive Officers”). The Compensation Committee of the Board of Directors (the “Committee”) makes all decisions for the total direct compensation — that is, the base salary, annual bonus, long-term equity compensation and perquisites — of STAAR’s executive officers, including the Named Executive Officers.

STAAR’s management develops the health, welfare, retirement and paid time-off plans and policies applicable to salaried U.S.-based employees with the advice of the Human Resources, Finance and Legal Departments, which generally administer these plans. The Committee (or Board) oversees these plans and policies and approves fundamental changes outside the day-to-day decisions made by management to maintain them. Outside the U.S. the management of our foreign subsidiaries determine benefit plans in accordance with prevailing local standards and legal requirements.

STAAR’s Business Environment

Our Mission.  STAAR develops and manufactures visual implants and other innovative ophthalmic products to improve or correct the vision of patients with cataracts and refractive conditions and distributes them worldwide. STAAR Surgical Company’s mission is to increase stockholder value by forming economic and therapeutic partnerships with our customers, allowing the ophthalmic surgeon to perform safer surgeries and improve patient outcomes. As to our officers and employees, our mission is to create an environment that is open, honest and entrepreneurial, within which each is challenged to reach his or her full potential.

Our Values.  Each employee of STAAR is required to promote honest and ethical conduct both within the company and in its relations with customers, business partners and regulators.

Our Business Opportunity.  STAAR competes with much larger companies in the ophthalmic industry and strives to maintain its competitive position through innovation. STAAR pioneered the flexible intraocular lens, which has become the standard of care for cataract surgery, and has been a worldwide leader in intraocular refractive implants. For our business to grow and reward our stockholders for investing in us, we believe our employees must devote their efforts to developing, manufacturing, marketing and selling innovative products that improve the vision of patients and better serve the needs of our physician customers.

In recent fiscal years, STAAR has devoted significant resources to thoroughly revamping its quality and regulatory compliance systems. STAAR’s standing with the FDA and other regulators, and its reputation with customers, depend on maintaining a corporate culture that emphasizes regulatory compliance at all levels and aims for continuous improvement in the quality of it products. In evaluating the performance of executives and employees at every level, STAAR places a special emphasis on that contribution.

Compensation Program Objectives and Rewards

Compensation Philosophy.  STAAR designs its compensation programs to promote a high-performance culture that attracts, motivates and retains the key talent necessary to optimize stockholder value in a competitive environment. Compensation at STAAR is market-driven and is designed to motivate the behaviors that will enable STAAR to execute an aggressive business strategy. Our compensation program is designed to reward the named executives for meeting or exceeding corporate performance goals and individual objectives, and for maintaining the highest standards of business conduct. Our Compensation Committee, or the board of directors acting as a whole, determines all elements of compensation for executive officers. Management is involved only to the extent of providing performance information and recommendations. The compensation package for all employees includes a number of components:

•	Pay for the achievement of business and strategic goals, as measured by our financial and operating performance, as well as individual strategic, management and development objectives;
•	Competitive compensation, set at levels to attract and retain key employees. We regularly review compensation surveys in the medical device and pharmaceutical industries and consider the results of these reviews in setting compensation levels.
•	Alignment of employee compensation with the interests of shareholders through equity compensation.

STAAR measures the success of its compensation programs by the following:

•	The overall performance of STAAR’s business and the commitment of its officers to improving performance;
•	Our ability to attract and retain key talent; and
•	The perception of employees that dedication, skill and focus on success of the enterprise will be rewarded.

STAAR generally seeks to pay executive officers total compensation competitive with that paid to executives of other companies of similar size in STAAR’s industry. Bonus programs and equity incentives constitute a significant portion of total compensation and are designed to reward performance against strategic objectives.

All of the compensation and benefits for the Named Executive Officers serve the primary purpose of attracting, retaining and motivating the highly talented individuals who perform the work necessary for STAAR to succeed in its mission while upholding its values in a highly competitive marketplace. Beyond that, we design different elements of compensation to promote individually tailored goals.

Management by Objectives.  Near the beginning of the year STAAR’s management, in consultation with the Board, establishes company goals expressed as objectives. The objectives usually relate to current year financial goals and milestones for significant longer term projects. Generally, objectives do not include the basic responsibilities of the employee’s position. Near the beginning of each year the Committee, in consultation with management, will generally develop individual management-by-objective goals (“MBOs”) for each Named Executive Officer that are aligned with STAAR’s overall short-term and long-term goals. Whenever possible, objectives should have enough clarity and specificity to be easily measured (numbers, dates, events, etc.). Objectives should be developed with the expectation that their achievement would be attainable but ambitious. If there is more than one objective, they are weighted and the sum of the weights equals 100%. Target incentive amounts are developed for each employee and expressed as a percentage of base salary. The percentage is correlated to the importance and difficulty of achieving the objectives for that employee.

Appraisals at every level of STAAR take into account compliance with our policies and codes of conduct. We may accord special weight to positive or negative contributions to STAAR’s culture of regulatory compliance.

In 2006, the Committee approved and introduced the Professional Development Program to be used to establish annual objectives and provide a framework to measure performance against the previous year’s objectives for all executives, including Named Executive Officers.

Elements of Compensation

The elements of compensation that may be paid to executive officers of STAAR include base salary, annual cash bonuses, and equity compensation.

Base Salaries.  We generally negotiate base salaries at a level necessary to attract and retain the talent STAAR needs to execute its plans. The Committee considers such factors as its subjective assessment of the executive’s scope of responsibility, level of experience, individual performance, and past and potential contribution to STAAR’s business. From time to time the Committee will seek market data compiled by compensation consultants, but generally does not rely on such data.

The Committee determines base salaries for executive officers, including the Named Executive Officers, early each calendar year. For Named Executive Officers other than himself, the CEO proposes any change in base salary based on:

•	his evaluation of individual performance and expected future contributions, based on STAAR’s Professional Development Plan;
•	the general development of STAAR’s business;
•	a review of survey data when deemed necessary, and
•	comparison of the base salaries of the executive officers who report directly to the CEO to provide for internal equity.

Salary of Chief Executive Officer.  STAAR established the base salary and incentive compensation for STAAR’s President and Chief Executive Officer, Barry Caldwell, through arm’s-length negotiation based on his experience and skills and then-prevailing market conditions. STAAR and Mr. Caldwell entered into an employment agreement on November 27, 2007, which provides for an annual base salary of $400,000, of which $100,000 is to be paid in the form of restricted stock.

David Bailey served as STAAR’s President and Chief Executive Officer until November 27, 2007. His compensation and terms of employment were governed by an employment agreement originally entered into with STAAR on December 19, 2000. The agreement provided for a base salary at a 2000 level of $400,000, and for automatic annual cost of living adjustments. Mr. Bailey’s 2007 salary of $420,630 reflected a 5% increase in base salary approved by the Committee in April 2007 based principally on the increased cost of living over the preceding twelve months; Mr. Bailey’s former employment agreement provided that he would receive annual cost of living increases. On November 27, 2007 Mr. Bailey’s former employment agreement was terminated and replaced with an executive employment agreement covering his new position of President, International Operations, and he is now based in Nidau, Switzerland.

Annual Cash Bonuses.  The Committee has exclusive discretion to award bonuses to STAAR’s executives, including its Named Executive Officers, as an incentive for employee productivity and effectiveness over the course of each fiscal year. The CEO recommends executive bonuses to the Committee based upon a combination of Company performance and individual performance against the MBOs established for the year. The Committee decides based on achievement of performance objectives and a subjective analysis of the executive’s level of responsibility. The Compensation Committee also considers other types and amounts of compensation that may be paid to the executive, such as commissions.

The process for recommendation and determination of executive bonus payments takes place as follows:

1.	Actual achievement of corporate goals is calculated. This value is expressed as a percentage between 0 and 100%.
2.	Actual achievement of each executive’s MBOs is calculated. For executives who do not have corporate goals as their explicit objectives, the result of their individual achievement calculation is multiplied by the value of the calculated corporate goals (above) to determine their baseline incentive award.
3.	Each employee’s manager reviews the results of the calculation and applies their judgment to factors that resulted in the outcomes for the year. The manager may recommend an amount equal to, higher than, or lower than the baseline calculation.
4.	The CEO reviews all recommendations, makes adjustments based on his or her judgment, including adjustments to make recommendations equitable across all employees and presents those recommendations to the Compensation Committee.

5.	The Compensation Committee reviews all calculations and recommendations, applies their judgment, and makes adjustments to the recommendations of the CEO, if appropriate.
6.	The Board of Directors reviews the Compensation Committee’s recommendations, makes any appropriate adjustments and approves final award amounts.

On February 14, 2008, the Committee determined that in light of 2007 results and uncertainty regarding the success of STAAR’s efforts to reduce its cost structure and reverse the declines of its U.S.-based business, cash bonuses would not be awarded to executives in the U.S. based on 2007 performance.

Bonuses to Chief Executive Officer.  Mr. Caldwell’s employment agreement provides for a performance bonus of up to 60% of annual salary, to be first determined and, if awarded, to be paid in 2009 based on performance during 2008. MBOs for Mr. Caldwell have not been finalized as of the date of this Proxy Statement.

Bonus Paid to Chief Executive Officer in 2007 Based on 2006 Performance.  Under his former employment agreement as President and Chief Executive Officer, so long as Mr. Bailey met annual performance goals set by the Compensation Committee he received an annual bonus of up to 60% of his base annual salary. In April 2007, he received a bonus of $80,000, approximately one third of the amount for which he was eligible under the employment agreement, based on significant progress against three key objectives during 2006: stabilizing U.S. sales, maintaining international growth and maintaining ongoing regulatory compliance.

Bonuses Paid to Named Executive Officers During 2008 Based on 2007 Performance.   On February 14, 2008, the Committee approved a bonus to be paid to Hans Blickensdoerfer, Vice President of International Sales, in the amount of 106,452 Swiss Francs ($88,628), equal to 40% of his annual base compensation, in recognition of the excellent performance of STAAR’s international business based in Nidau Switzerland. Mr. Blickensdoerfer also received a discretionary payment of 37,500 Swiss Francs ($31,221) for three months of extraordinary services performed in assisting the transition of leadership at Domilens GmbH to its new General Manager, Reinhard Pichl. No other bonus was paid to a Named Executive Officer based on 2007 performance.

Bonuses Paid to Named Executive Officers During 2007 Based on 2006 Performance.  In April 2007 the Committee approved a bonus of $50,000 to be paid to Deborah Andrews, Vice President and Chief Financial Officer, based on her management of STAAR’s use of cash within certain constraints and her performance in undertaking the new responsibility of overseeing operations during 2006. Also in April 2007, the Committee awarded a bonus of $23,288 to Nicholas Curtis, Senior Vice President of Sales, based on achieving a reversal in the trend of declining U.S. cataract product sales during the fourth quarter of 2006, a bonus of $27,750 to Paul Hambrick in recognition of the achievement of improved productivity in U.S. manufacturing, and a bonus of 70,215 Swiss Francs ($58,458) to Hans Blickensdoerfer in recognition of improved performance in STAAR’s international business. Additionally in 2007, Mr. Blickensdoerfer had received 12,500 Swiss Francs per month ($10,407) in additional compensation for his services as Interim General Manager during the ten months from February through November, 2007.

Long-Term Equity Compensation.  The Committee believes that long-term equity incentive awards serve to align the interests of the executive officers with the interests of STAAR’s stockholders. During 2006 and 2007, STAAR has had a single active stock plan in place for employees, officers, directors and consultants: the STAAR Surgical Company 2003 Omnibus Equity Incentive Plan. The terms of the 2003 Omnibus Plan are discussed below under the heading “STAAR Surgical Company 2003 Omnibus Equity Incentive Plan.”

Stock options become valuable if the price of our common stock rises after we grant the options. The Committee sets the exercise price of a stock option on the date of grant at fair market value, which is generally the closing price of our common stock on the Nasdaq Global Market on that date. Under the 2003 Omnibus Plan, STAAR may not grant stock options having an exercise price below fair market value of our common stock on the date of grant. STAAR does not grant stock options with a so-called “reload” feature. To encourage retention by providing a long-term incentive, the ability to exercise an option vests over a period of three or four years.

The Board of Directors has delegated to the Committee its authority to grant stock options. The Committee’s policy is to award options to executive officers soon after they commence employment. In making grants, the Committee weighs the potential contribution of the executive to STAAR, but because the size of initial awards generally depends on the level necessary to attract the executive under prevailing market conditions, initial award amounts are negotiated by management. In determining the size of any subsequent grants, the Committee takes into consideration STAAR’s and the individual’s performance, competitive market practices, and the size and term of prior option grants.

STAAR does not backdate options or grant options retroactively. We also do not coordinate the grant of options with the release of nonpublic information in order to make grants before the announcement of favorable information or after the announcement of unfavorable information.

Option Grants in 2008.  On January 8, 2008, the Committee granted to Barry Caldwell, President and Chief Executive Officer, an option to purchase 200,000 shares of common stock. This option was provided for in the Executive Employment Agreement in connection with his appointment as President and Chief Executive Officer on November 27, 2007 subject to approval by the Committee at its next regular meeting. This option was granted pursuant to the 2003 Plan, has an exercise price of $2.21 per share, and vests in equal installments on the first three anniversaries of November 27, 2007, the date when Barry Caldwell commenced employment, and has a term of ten years.

On February 14, 2008 the Committee granted to Hans Blickensdoerfer, Vice President of International Sales, an option to purchase 50,000 shares of common stock, in recognition of the performance of STAAR’s international operations and his role in stabilizing the business of Domilens during his service as its Interim General Manager in 2007. On that date the Committee also granted to Paul Hambrick, Vice President of Operations, an option to purchase 15,000 shares of common stock in recognition of his achievement of improved productivity in U.S. manufacturing and successful transition of newly developed designs to manufacturing during 2007. These options were granted pursuant to the 2003 Plan, have an exercise price of $2.30 per share, vest in three equal annual installments subject to continued service, and will expire on February 13, 2018.

Option Grants in 2007.  On April 2, 2007, the Committee granted options to purchase common stock to Named Executive Officers as follows: David Bailey, CEO, received an option to purchase 75,000 shares of common stock based on significant progress during 2006 against the three key objectives described above in connection with his bonus paid in 2007 on the basis of 2006 performance. Deborah Andrews, Vice President and CFO, received an option to purchase 40,000 shares of common, based on her management of STAAR’s use of cash within certain constraints and her performance in undertaking the new responsibility of overseeing operations during 2006. Paul Hambrick received an option to purchase 25,000 shares of common stock in recognition of the achievement of improved productivity in U.S. manufacturing, and Hans Blickensdoerfer received an option to purchase 25,000 shares of common stock in recognition of improved performance in STAAR’s international business during 2006. In each case, the option has an exercise price of $5.39 per share, will vest in three equal annual increments beginning on the first anniversary of the grant date, and will expire on the tenth anniversary of the grant date.

Restricted Stock Awards to CEO in 2007.  On November 27, 2007, STAAR entered into an executive employment agreement with Barry Caldwell in connection with his appointment as President and CEO. The agreement provides that of Mr. Caldwell’s annual base compensation of $400,000, $100,000 will be paid in the form of restricted stock. The grant for the first twelve months of service became effective on December 3, 2007, which was the third business day following the public announcement of the change in senior management. The number of shares was determined based on the closing price of STAAR’s common stock on the Nasdaq Global Market on that date, resulting in the grant of 37,736 shares. The restricted shares were granted under the 2003 Plan, are subject to vesting restrictions and will vest, subject to continued employment, in twelve equal installments at the completion of each month of service.

Stock Awards in 2007.  On November 27, 2007, STAAR entered into an executive employment agreement with David Bailey, its former President and CEO, in connection with his appointment as President, International Operations. The agreement provides that Mr. Bailey will be based in Nidau, Switzerland and provides for a relocation payment of $125,000, to be paid in STAAR’s common stock. The grant became effective on December 3, 2007, which was the third business day following the public announcement of the change in senior management. The number of shares was determined based on the closing price of STAAR’s common stock on the Nasdaq Global Market on that date, resulting in the grant of 47,170 shares. The shares are not subject to vesting restrictions.

Change in Control Arrangements.  Our Named Executive Officers will generally receive continued payments from STAAR or a successor company if they are terminated following a change in control of STAAR. In addition, STAAR’s 2003 Omnibus Equity Incentive Plan provides that, if STAAR has a change in control, options vest immediately unless the surviving company assumes the options. STAAR provides this change in control rights to help it compete with larger, better capitalized ophthalmic companies in attracting employees, and recognizes the importance to STAAR and its stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Change in control rights are intended to do the following:

•	Encourage employees to remain with the company despite uncertainties while a transaction is under consideration or pending by assuring them that, if they are terminated as a result of a change in control, they will receive continued pay and benefits to cover the disruption in employment; and
•	Reinforce the alignment of employee interest with stockholder interest by providing that, if a major transaction occurs, vesting and exercisability of stock options will continue, so the potential equity value of unvested or unexercised options will not be lost.

Perquisites.  STAAR’s Named Executive Officers, along with other senior management employees, may be eligible for a limited number of perquisites intended to minimize distractions from the executives’ attention to important STAAR business. In addition to his base salary, Mr. Caldwell receives a housing allowance to maintain an executive-level apartment in the vicinity of STAAR’s headquarters, and will receive relocation assistance if he elects to move permanently to the area from his home in Ft. Worth, Texas. Mr. Bailey is entitled, in addition to his base salary, to an automobile allowance, a housing allowance to rent an executive apartment in the vicinity of STAAR’s Nidau, Switzerland facility, relocation expenses, disability insurance which will replaces 60% of his annual salary in the event of his disability, and life insurance in the amount of $1,750,000.

Benefits

The Named Executive Officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable STAAR to attract and retain its workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that STAAR has a productive and focused workforce through reliable and competitive health and other benefits. Pension and savings plans help employees, especially long-service employees, save and prepare financially for retirement.

STAAR’s qualified 401(k) Plan allows employees to contribute up to 15 percent of their base salary, up to the limits imposed by the Internal Revenue Code — $15,500 for 2008 — on a pre- or after-tax basis. STAAR provides a 50% percent match up to the first 2% of the employee’s compensation, and a 25% match of the next 4% of compensation, which vest immediately. The terms of the 401(k) Plan are described below under the caption “Employee Benefit Plans.” Officer serving outside the U.S., where Section 401(k) of the Internal Revenue Code is largely inapplicable, receive pension benefits based on local regulations and standards.

Hans Blickensdoerfer is entitled to pension benefits under a passive pension plan that STAAR Surgical AG, STAAR’s Swiss subsidiary, maintains for its employees. The Swiss plan is financed by employer and employee contributions, with the employer required to match employee contributions.

Each of STAAR’s U.S. based executive officers also receives an Executive Life Insurance Policy, excluding Mr. Bailey who receives a life insurance policy in the amount of $1,750,000.

Policy Under Section 162(m) of the Internal Revenue Code.  STAAR has not formulated a policy for qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code, and does not foresee the necessity of doing so in the near future. Should limitations on the deductibility of compensation become a material issue, the Compensation Committee will determine whether such a policy should be implemented, either in general or with respect to specific transactions.

Summary Compensation

The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended December 28, 2007. The Named Executive Officers are the Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers ranked by their total compensation in the table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Change in Pension Value ($)	All Other Compensation ($)	Total ($)
Barry Caldwell President and Chief Executive Officer (President and Chief Executive Officer from November 27, 2007)	2007	21,878	—	8,302		—	—	18,750	48,930
	2006	—	—	—		—	—	—	—

David Bailey President, International Operations (President and Chief Executive Officer until November 27, 2007)
	2007	415,246	80,000	125,000	(2)	239,110	—	34,768	894,124
	2006	400,583	80,000	—		212,558	—	34,768	727,909

Deborah Andrews Vice President and Chief Financial Officer	2007	243,269	50,000	—		127,099	—	12,742	433,110
	2006	225,000	67,500	—		119,692	—	13,326	425,518
Nicholas Curtis Senior Vice President, Sales	2007	236,458	23,288	14,650		71,797	—	12,777	358,970
	2006	232,875	—	10,987		112,412	—	13,418	369,692
Paul Hambrick Vice President, Operations	2007	195,962	27,750	—		98,905	—	12,464	335,081
	2006	152,269	—	—		66,248	—	6,121	224,638
Hans Blickensdoerfer Vice President, International Marketing	2007	304,669	58,458	—		83,754	33,291	21,387	501,559
	2006	159,783	34,988	—		62,125	33,291	9,934	300,121

(1)	The stock awards and option awards columns set forth the dollar amount recognized for financial statement reporting purposes for restricted stock and stock options with respect to 2007 and 2006 in accordance with FAS 123R. The assumptions made for the valuations of the awards are set forth in Footnote 11 to the Company’s Annual Report on Form 10-K for fiscal year 2007.
(2)	On December 3, 2007, STAAR granted 47,170 shares of common stock valued at $125,000 to cover relocation costs.

The following table summarizes the elements of “All Other Compensation” listed in the table above.

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Board Fees ($)		Total ($)
Barry Caldwell	2007	—	—	—	18,750	(1)	18,750
	2006	—	—	—	—		—
David Bailey	2007	10,000	24,768	—	—		34,768
	2006	10,000	24,768	—	—		34,768
Deborah Andrews	2007	—	8,232	4,510	—		12,742
	2006	—	8,232	5,094	—		13,326
Nicholas Curtis	2007	—	9,720	3,057	—		12,777
	2006	—	9,720	3,698	—		13,418
Paul Hambrick	2007	—	8,040	4,424	—		12,464
	2006	—	3,350	2,771	—		6,121
Hans Blickensdoerfer	2007	—	—	21,387	—		21,387
	2006	—	—	9,934	—		9,934

(1)	Reflects fees paid for board services until November 27, 2007, when Barry Caldwell became President and Chief Executive Officer. STAAR does not compensate officers for board service.

The following table lists each perquisite paid to a Named Executive Officer in 2007 and 2006 that individually had a value of $10,000 or more.

Name	Year	Personal Use of Company Car/Parking ($)	Executive Relocation ($)		Total Perquisites and Other Personal Benefits ($)
Barry Caldwell	2007	—	—		—
	2006	—	—		—
David Bailey	2007	10,000	—	(1)	10,000
	2006	10,000	—		10,000
Deborah Andrews	2007	—	—		—
	2006	—	—		—
Nicholas Curtis	2007	—	—		—
	2006	—	—		—
Paul Hambrick	2007	—	—		—
	2006	—	—		—
Hans Blickensdoerfer	2007	—	—		—
	2006	—	—		—

(1)	On December 3, 2007, STAAR granted 47,170 shares of common stock valued at $125,000 to cover relocation costs.

Grants of Plan Based Awards
for Fiscal Year Ended
December 28, 2007

The following table provides information on stock and stock options granted in 2007 to each of STAAR’s Named Executive Officers. By providing the Grant Date Fair Value of Stock and Option Awards in the table STAAR does not imply any assurance that such values will ever be realized.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Barry Caldwell	12/3/2007	11/26/2007	37,736	—	2.65	2.65	100,000
David Bailey	4/2/2007	4/2/2007	—	75,000	5.39	5.39	256,158
	12/3/2007	11/26/2007	47,170	—	2.65	2.65	125,000
Deborah Andrews	4/2/2007	4/2/2007	—	40,000	5.39	5.39	136,618
Nicholas Curtis	—	—	—	—	—	—	—
Paul Hambrick	4/2/2007	4/2/2007	—	25,000	5.39	5.39	85,386
Hans Blickensdoerfer	4/2/2007	4/2/2007	—	25,000	5.39	5.39	85,386

Outstanding Equity Awards
at Fiscal Year-End
December 28, 2007

The following table shows the number of shares covered by exercisable and unexercisable options and unvested shares of restricted stock held by STAAR’s Named Executive Officers on December 28, 2007.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exerciseable	Unexercisable
Barry Caldwell	—	20,000	(4)	4.79	5/15/2017	34,595	(5)	89,947
David Bailey	140,000	—		3.60	2/12/2008
	40,300	—		3.35	8/8/2011
	150,000	—		3.81	1/2/2012
	100,000	50,000	(1)	3.95	4/6/2015
	60,000	—		4.00	5/18/2015
	12,500	37,500	(2)	6.92	2/9/2016
	—	75,000	(3)	5.39	4/2/2017
	500,000	—		11.13	12/20/2010
Deborah Andrews	3,000	—		3.60	2/12/2008
	10,000	—		10.63	6/15/2009
	20,000	—		7.86	2/26/2014
	23,333	11,667	(1)	3.95	4/6/2015
	33,333	16,667	(6)	4.71	8/21/2015
	6,250	18,750	(2)	6.92	2/9/2016
	—	40,000	(3)	5.39	4/2/2017
Nicholas Curtis	60,000	—		3.60	2/12/2008	3,333	(7)	8,666
	40,000	—		7.86	2/26/2014
	16,667	8,333	(1)	3.95	4/6/2015
	8,333	16,667	(7)	8.80	4/3/2016
Paul Hambrick	16,665	33,335	(8)	8.12	2/27/016
	—	25,000	(3)	5.39	4/2/2017
Hans Blickensdoerfer	23,333	11,667	(9)	6.27	12/31/2015
	6,250	18,750	(2)	6.92	2/9/2016
	—	25,000	(3)	5.39	4/2/2017

(1)	Vested on April 7, 2008
(2)	33% of the securities vested on February 10, 2008, an additional 33% will vest on February 10, 2009 and the remaining 33% will vest on February 10, 2010
(3)	33% of the securities vested on April 2, 2008, an additional 33% will vest on April 2, 2009 and the remaining 33% will vest on April 2, 2010
(4)	Vest on May 16, 2008
(5)	3,145 securities will vest monthly for the eleven months beginning on January 31, 2008
(6)	Vest on August 22, 2008
(7)	50% of the securities vested on April 4, 2008 and the remaining 50% will vest on April 4, 2009
(8)	50% of the securities vested on February 28, 2008 and the remaining 50% will vest on February 28, 2009
(9)	Vested on January 1, 2008

Option Exercises and Stock Vested as of
Fiscal Year-End December 28, 2007

The table below shows the number of shares of STAAR common stock acquired by Named Executive Officers during 2007 on the exercise of options, and the number of shares of stock subject to stock awards that vested for each Named Executive Officers vested in 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Barry Caldwell	—	—	3,141	8,292
David Bailey	—	—	—	—
Deborah Andrews	—	—	—	—
Nicholas Curtis	75,000	58,612	1,667	9,102
Paul Hambrick	—	—	—	—
Hans Blickensdoerfer	—	—	—	—

Pension Benefits for Fiscal Year Ended
December 28, 2007

The Company has historically maintained a passive pension plan (the “Swiss Plan”) covering employees of its Swiss subsidiary. This plan has been classified and accounted for as a defined contribution plan. Based on new guidance obtained in the fourth quarter of fiscal year 2007 from the Swiss Auditing Chamber’s Auditing Practice Committee and its Accounting Practice Committee with respect to a change in Swiss pension law, the Company concluded that the features of the Swiss Plan now conform to the features of a defined benefit plan. Pension funding for Switzerland employees is required by Swiss law and mandatory for all Swiss employers.

The Swiss plan is financed by employer and employee contributions, with employers required to match employee contributions. Among the Named Executive Officers, only Hans Blickensdoerfer is a plan participant of the Swiss Plan.

The table below shows the present value of the pension benefits to which he is entitled to under the plan described above. The present value assumes Hans Blickensdoerfer will retire at age 65, the normal retirement age for men under the plan. The present value was calculated using the assumptions set forth in Footnote 10 to the Company’s Annual Report on Form 10-K for fiscal year 2007.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2007 ($)
Hans Blickensdoerfer	Swiss Plan	3	128,761	—

Change in Control and Termination Payment and Benefit Estimates
December 28, 2007

The table below demonstrates the effect of termination and change-in-control rights held by Named Executive Officers based on a hypothetical termination of each Named Executive Officer on December 28, 2007, and a hypothetical Change in Control and termination on that date. A change in control did not in fact occur on December 28, 2007 and the executives were not terminated on that date. There can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date or at any other price, or if any assumption is not correct when the actual event occurs.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)		After Change in Control Termination w/o Cause or for Good Reason ($)		Change in Control ($)(2)
Barry Caldwell	Severance	600,000	(3)	600,000	(3)	—
	Options and restricted stock vest immediately	—		—		89,947
David Bailey	Severance	1,307,537	(4)	2,216,165	(4)(5)	—
	Options vest immediately	—		—		—
Deborah Andrews	Severance	125,000		250,000		—
	Options vest immediately	—		—		—
Nick Curtis	Severance	244,519		244,519		—
	Options and restricted stock vest immediately	—		—		8,666
Paul Hambrick	Severance	100,000		100,000		—
	Options vest immediately	—		—		—
Hans Blickensdoerfer	Severance	110,784		221,568		—
	Options vest immediately	—		—		—

(1)	Excludes amounts payable under Executive Life Insurance policies maintained by STAAR in the following amounts:

Name	Amount ($)
Barry Caldwell	500,000
David Bailey	1,750,000
Deborah Andrews	500,000
Nicholas Curtis	500,000
Paul Hambrick	500,000
Hans Blickensdoerfer	—
(2)	Options under the 2003 Omnibus Equity Incentive Plan will vest immediately before a change in control only if the surviving company or acquirer fails to assume the options. The intrinsic value of options outstanding, held by each of the Named Executive Officers as of December 28, 2007, was $0.
(3)	Includes, in the case of an immediate termination without cause, salary for a six-month notice period. Additionally, includes $100,000 value of compensation otherwise generally to be paid in the form of restricted stock.
(4)	David Bailey’s former employment agreement, with was replaced and superseded on November 27, 2007, provided for compensation if he gave notice of voluntarily termination of his employment and STAAR did not continue to employ him for a subsequent 12- month notice period. This right, which had a hypothetical value of $400,630 had such a termination occurred on December 29, 2006, was not continued in Mr. Bailey’s new agreement.
(5)	This amount includes a tax “gross-up” as provided for in Mr. Bailey’s executive employment agreement.

2007 Director Compensation

The chart below summarizes remuneration paid to non-employee directors during 2007 in the form of cash, stock or option awards. The value shown for stock option is the dollar amount STAAR recognized for financial statement reporting purposes in 2007 in accordance with FAS 123R.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)		Total ($)
Don Bailey	52,500		70,000	(1)	60,215	(4)	182,715
David Bailey	—		—		—		—
Barry Caldwell	18,750	(2)	—		—	(3)	18,750
Donald Duffy	41,868		—		60,215	(4)	102,083
David Morrison	45,000		—		60,215	(4)	105,215
David Schlotterbeck(5)	22,747		—		60,215	(4)	82,962

(1)	For fourth quarter 2007 board fees, Don Bailey elected to receive payment in the form of restricted stock awards. On December 3, 2007, he was issued 26,415 shares of restricted stock. One fourth of the shares vested on January 1, 2008. Remaining amount of shares will vest in equal installments on April 1, 2008, July 1, 2008 and October 1, 2008.
(2)	On November 27, 2007, the Board of Directors of STAAR appointed Barry Caldwell to serve as President and Chief Executive Officer, replacing David Bailey. Barry Caldwell continues to serve on the Board; however, as an officer, he no longer receives compensation for Board service.
(3)	Stock awards issued to Barry Caldwell during his 2007 term as a board member is reported under “2007 Oustanding Equity awards at fiscal year-end” table.
(4)	Vest one year after vesting commencement date (May 16, 2007).
(5)	Mr. Schlotterbeck retired from the Board on October 30, 2007. His options granted in 2007 had not vested and terminated at that time.

EMPLOYMENT AGREEMENTS

Barry Caldwell, President and Chief Executive Officer

On November 27, 2007, we entered into an Executive Employment Agreement with Barry Caldwell in connection with his appointment as President and Chief Executive Officer. The Agreement has an initial term of one year, and will automatically renew for successive one-year terms unless either Mr. Caldwell or STAAR gives written notice of its intent not to renew within six months prior to the expiration of the original term or any renewal term.

Mr. Caldwell’s Agreement provides for annual base salary of $400,000, of which $100,000 will be received in the form of restricted stock. The restricted stock is subject to vesting restrictions, and vests in twelve equal monthly installments during the year after grant. The Agreement provides for a performance bonus of up to 60% of annual salary, to be first determined and, if awarded, to be paid in 2009 based on performance during 2008. The Agreement also provided for the grant of an option to purchase 200,000 shares of Common Stock, subject to approval by the Compensation Committee, which occurred at its next regular meeting on January 8, 2008. The option vests, subject to continued service, in three equal installments on the first three anniversaries of November 27, 2007, when Mr. Caldwell commenced employment, and has a term of 10 years. Mr. Caldwell will also be eligible to participate in equity compensation programs generally available to similarly situated executives of the Company. Mr. Caldwell’s Agreement also entitles him to participate in all benefit plans available to similarly situated executives of STAAR, including executive level health and life insurance coverage.

Mr. Caldwell’s Agreement provides relocation assistance, including (i) reimbursement of rent for a serviced apartment in the vicinity of the Company’s headquarters and twice monthly round-trip airfare to Fort Worth, Texas, for a period of twelve months, and (ii) should Mr. Caldwell relocate to a residence in Southern California, reimbursement of expenses related to the sale of Mr. Caldwell’s residence in Texas and purchase of a residence in Southern California and moving costs, provided the relocation takes place within 12 months of the effective date of the agreement (which period may be extended by the Board at its exclusive discretion).

If the Company terminates Mr. Caldwell’s employment other than for cause, he will be entitled to six months’ notice plus continued salary for 12 months. Stock options will continue to vest for 18 months following notice of termination other than for cause.

Within the period of 120 days prior to a change in control, or one year after a change in control, if Mr. Caldwell’s employment is terminated (or if he resigns during that period following a material reduction in compensation or change in duties) he will receive 18 months’ salary as a lump-sum payment, plus continued benefits for a 12-month period. In addition, following such a termination all unvested options or restricted stock will immediately vest and options will continue to be exercisable until their expiration date. If severance payments in connection with a change in control result in liability for excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, Mr. Caldwell will generally receive a “gross-up” payment in an amount sufficient to make up for the effect of the excise tax. However, if excise taxes could be avoided by reducing total severance payments by up to 10%, the total payments will be reduced to the amount where excise taxes would not be incurred.

The Agreement anticipates that the Board of Directors will nominate Mr. Caldwell for re-election to the Board of Directors at each annual meeting, unless he elects not to stand for election. He will not receive additional compensation for board service.

David Bailey, President, International Operations

On November 27, 2007, we entered into an Executive Employment Agreement with David Bailey in connection with his appointment as President, International Operations. The Agreement replaces and supersedes the previous Employment Agreement we entered into with Mr. Bailey as of December 19, 2000, which governed the terms of his employment as President and Chief Executive Officer. The agreement provides that Mr. Bailey will be based at the Company’s facility in Nidau, Switzerland in his new capacity.

Mr. Bailey’s agreement provides for an initial term of three years, and will automatically renew for successive one-year terms, unless either party gives written notice of its intent not to renew within six months prior to the expiration of the original term or any renewal term.

Mr. Bailey’s agreement provides for an annual base salary of 450,000 Swiss Francs ($374,653). In addition Mr. Bailey will be eligible for a performance bonus of up to 50% of annual salary, to be determined and, if awarded, paid in 2009 based on performance during 2008. Notwithstanding the termination of the Previous Agreement, the Executive Employment Agreement provides that Mr. Bailey is eligible for a performance bonus of up to 60% based on 2007 performance.

Under the agreement Mr. Bailey’s outstanding options to purchase Company common stock will continue to vest pursuant to their original terms and conditions. Mr. Bailey will also be eligible to participate in equity compensation programs generally available to similarly situated executives of the Company. The agreement also entitles Mr. Bailey to receive benefits commensurate with the benefits received under his previous employment agreement, including an automobile allowance and executive level health, disability and life insurance coverage.

Under the Agreement Mr. Bailey has received relocation assistance, including (i) reimbursement of fees for tax counseling and tax-related service; (ii) reimbursement for moving expenses of up to $25,000, (iii) a grant of 47,170 shares of common stock in lieu of any other assistance in selling his residence in Southern California and purchasing a residence in Europe; and (iii) of up to 3,000 Swiss Francs per month ($2,498) for a serviced apartment in the vicinity of the Company’s headquarters in Nidau, Switzerland.

If Mr. Bailey’s employment is terminated by the Company other than for cause, he will be entitled to six months’ notice plus continued salary for the longer of (i) one year and (ii) the remaining term of the agreement. He will continue to receive benefits through the notice period and the subsequent 12 months. Stock options will continue to vest for 18 months following notice of termination other than for cause.

Within the period of 120 days prior to a change in control, or one year after a change in control, if Mr. Bailey’s employment is terminated or he terminates employment for any reason he will receive 18 months’ salary, plus continued benefits for a 12-month period. In addition, following such an event all unvested options or restricted stock will immediately vest and options will continue to be exercisable until their expiration date. In addition to severance payments following a change in control, Mr. Bailey will receive a “gross-up” payment in amount necessary to provide that the net amount paid after applicable income taxes will equal 18 months’ salary.

The Agreement anticipates that the Board of Directors will nominate Mr. Bailey for re-election to the Board of Directors at each annual meeting, unless he elects not to stand for election. He will not receive additional compensation for board service.

Deborah Andrews, Vice President and Chief Financial Officer

On August 17, 2005, we entered into an agreement with Deborah Andrews to act as our Chief Financial Officer. The agreement provides for a base salary, currently $250,000, which the Committee may adjust periodically and a performance bonus of up to 40% of base salary, as determined by the Committee. If terminated without cause, Ms. Andrews will receive a severance payment equal to six months’ salary. If she is terminated as a result of a “change in control,” she will receive severance equal to one year’s salary and immediate vesting of all unvested stock options.

Nicholas Curtis, Senior Vice President, Sales and Marketing

On July 12, 2002, we entered into an agreement with Nicholas Curtis to act as our Senior Vice President, Sales and Marketing for the U.S. and Canada. The agreement provides for a base salary, currently $232,875, which the Committee may adjust periodically. Mr. Curtis may also earn an annual bonus of up to 50% of his annual salary if he achieves established performance goals as determined by the Committee. Should certain performance targets be exceeded, this amount could be increased by the Committee.

In April 2007, STAAR divided its Sales and Marketing department into two separate departments. Mr. Curtis assumed the office of Senior Vice President, Sales at that time, with no other change in his employment agreement other than a revision in his duties.

Paul Hambrick, Vice President, Operations

On January 31, 2006 we entered into an offer letter with Paul Hambrick to act as our Vice President, Operations. If terminated without cause, Mr. Hambrick will receive a severance payment equal to six month’s salary.

Hans Blickensdoerfer, Vice President, International Marketing

On December 16, 2004 we entered into an employment agreement with Hans Blickensdoerfer to act as our Vice President, International Marketing. If terminated without cause, Mr. Blickensdoerfer will receive a severance payment equal to six months’ salary, plus a prorata amount of his annual bonus eligibility. If Mr. Blickensdoerfer is terminated following a change in control he will receive a severance payment equal to one year’s salary.

Employee Benefit Plans

Equity Compensation Plan Information

Whenever we use a general statement to incorporate this Proxy Statement by reference into another of our documents filed with the SEC, the following table is excluded. The following table will not be deemed filed under the Securities Act or the Exchange Act unless we explicitly incorporate it by reference in such a filing.

The following table summarizes information about the options and other equity compensation under STAAR’s equity plans as of the close of business on December 28, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted Average Exercise Price ($) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#) (c)
Equity Compensation Plans Approved by Stockholders	3,662,301		6.65	810,714	(1)
Equity Compensation Plans Not Approved by Stockholders	55,000	(2)	10.08	—
TOTAL	3,717,301		6.70	810,714

(1)	Represents awards granted under the STAAR Surgical Company 2003 Omnibus Equity Incentive Plan (the “2003 Omnibus Plan”) and the following prior plans that were consolidated into the 2003 Omnibus Plan: the 1991 Stock Option Plan of STAAR Surgical Company, the 1995 STAAR Surgical Company Consultant Stock Plan, the 1996 STAAR Surgical Company Non-Qualified Stock Plan, the 1998 STAAR Surgical Company Stock Plan, the STAAR Surgical Company Stock Option Plan and Agreement for Chief Executive Officer, all of which were approved by the stockholders.
(2)	Represents shares originally issued under individual grants prior to May 9, 2000, which were not submitted to the stockholders for approval and which have also been consolidated into the 2003 Omnibus Plan.

STAAR Surgical Company 2003 Omnibus Equity Incentive Plan

The 2003 Omnibus Plan was adopted by the Board of Directors on May 14, 2003 and approved by the stockholders on June 25, 2003 as both a new plan and as a consolidation of STAAR’s existing incentive plans. 4,913,629 shares of Common Stock were originally authorized for awards under the 2003 Omnibus Plan, consisting of 1,000,000 newly available shares, and 3,913,629 shares that were already available or subject to outstanding awards under prior plans. The following prior plans are consolidated into the 2003 Omnibus Plan: the 1991 Stock Option Plan of STAAR Surgical Company, the 1995 STAAR Surgical Company Consultant Stock Plan, the 1996 STAAR Surgical Company Non-Qualified Stock Plan, the 1998 STAAR Surgical Company Stock Plan and the STAAR Surgical Company Stock Option Plan and Agreement for Chief Executive Officer. All of these plans had been previously approved by STAAR’s stockholders.

The 2003 Omnibus Plan also provides that on each January 1 during the life of the plan the number of shares of Common Stock available for awards will automatically increase by a number of shares equal to 2%

of STAAR’s outstanding Common Stock, up to a maximum of 1,586,371 additional shares, and a maximum total of 6,500,000 shares issuable as incentives to employees, directors and consultants. The 6,500,000 maximum shares were reached on January 1, 2007, and no additional shares will be available to issuance as incentives to employees without stockholder approval. Shares subject to grants under the 2003 Omnibus Plan that lapse or terminate in accordance with their terms become available for new grants under the 2003 Omnibus Plan. As of December 28, 2007, 810,714 shares were authorized and available for grants under the 2003 Omnibus Plan.

The Committee administers the 2003 Omnibus Plan. Employees, non-employee directors, and consultants of STAAR and its subsidiaries are eligible to participate in the 2003 Omnibus Plan. Awards available under the 2003 Omnibus Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards that the Committee may approve. Stock options under the 2003 Omnibus Plan may either be issued in a form intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or “non-qualified options,” which are not intended to satisfy Section 422 of the Code. Awards granted under the 2003 Omnibus Plan may generally not be transferred except by will or the laws of descent.

While the Committee has the discretion to determine the exercise price of options under the 2003 Omnibus Plan, an option intended to be an ISO may not be priced at less than 100% of fair market value on the date of grant. No ISO may be granted under the 2003 Omnibus Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of STAAR or any affiliate of STAAR, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant. In general, stock options issued under the 2003 Omnibus Plan may not have a term in excess of ten years from the date of grant.

The 2003 Omnibus Plan provides that if STAAR has a “change in control,” including an acquisition by any person or entity of 25% or more of STAAR’s common stock, or an acquisition of STAAR or substantially all of its assets, all outstanding options will vest immediately before the change in control unless the successor or acquirer company assumes the options by providing options of equivalent value or, if STAAR is the surviving entity, STAAR affirms the options. In addition, options held by non-employee directors will vest immediately prior to a change in control, irrespective of any assumption or affirmation by an acquiror or the surviving entity.

The 2003 Omnibus Plan will terminate on May 13, 2013, unless terminated earlier by the Board of Directors.

401(k) Plan

The Company maintains a 401(k) profit sharing plan (“401(k) Plan”) for the benefit of qualified employees in North America. During the fiscal year ended December 28, 2007, employees who participate may elect to make salary deferral contributions to the 401(k) Plan up to $15,500 of the employees’ eligible payroll, subject to annual Internal Revenue Code maximum limitations. The Company makes a contribution of 50% of the employee’s contribution up to the first 2% of the employee’s compensation, and 25% of the next 4% of compensation. In addition, STAAR may make a discretionary contribution to qualified employees, in accordance with the 401(k) Plan.

Certain Relationships and Related Transactions

On December 14, 2007, STAAR entered into a loan arrangement with Broadwood Partners, L.P. (“Broadwood”), which is a shareholder of STAAR. Pursuant to a Senior Promissory Note (the “Note”) between STAAR and Broadwood, Broadwood loaned $5 million to STAAR.

Based on representations made by Broadwood in the Senior Promissory Note, on the date of the transaction, Broadwood beneficially owned 4,396,231 shares of the Company’s common stock, comprising 15% of outstanding shares on that date. STAAR approved the transaction in connection with its Related Person Transaction Policy, which applies to a transaction with a holder of 5% or more of STAAR’s common stock. (See “Security Ownership of Principal Shareholders and Management” on page 5 above.)

The Note has a term of three years and bears interest at a rate of 7% per annum, payable quarterly. The Note is not secured by any collateral, may be pre-paid by STAAR at any time without penalty, and is not subject to covenants based on financial performance or financial condition (except for insolvency). The Note provides that, with certain exceptions, the Company will not incur indebtedness senior to or at parity with its indebtedness under the Note without the consent of Broadwood. The Note also gives Broadwood the right to participate on a pro rata basis in certain offerings of equity securities until the later of December 14, 2008 and the date the Note is no longer outstanding.

As additional consideration for the loan STAAR also entered into a Warrant Agreement (the “Warrant Agreement”) granting Broadwood the right to purchase up to 700,000 shares of Common Stock at an exercise price of $4.00 per share, exercisable for a period of six years. The Note also provides that if the Company has any indebtedness outstanding under the Note on June 29, 2009, it will issue additional warrants on the same terms as those set forth in the Warrant Agreement in a number equal to 700,000 times the percentage of the original $5 million principal that remains outstanding.

Under the Warrant Agreement STAAR agreed to register for public resale the common stock issuable on exercise of the warrants, and any additional warrants that may be granted under the Note on June 29, 2009. Under the Note STAAR also agreed to register for public resale all the shares of STAAR’s common stock owned by Broadwood as of December 14, 2007.

STAAR previously borrowed $4 million from Broadwood under a Promissory Note dated March 21, 2007, which bore interest at a rate of 10% per annum and STAAR repaid on June 20, 2007. In connection with that Promissory Note STAAR also entered into a warrant agreement granting Broadwood the right to purchase 70,000 shares of common stock at an exercise price of $6.00 per share, exercisable for six years from the date of issue. The March 21, 2007 Promissory Note and Warrant Agreement were also approved in accordance with STAAR’s Related Person Transaction Policy.

During 2007 the total amount of interest paid to Broadwood on borrowings under the Note and the March 21, 2007 Promissory Note was $98,630.

Review of Related Person Transactions

The Board of Directors has adopted a written Related Person Transaction Policy, which requires the approval of the Audit Committee for all covered transactions. The Policy applies to any transaction or series of transactions in which STAAR or a subsidiary is a participant, the amount involved exceeds $120,000 and a “Related Person” as defined in the Policy, including executive officers, directors and their immediate family members, and holders of in excess of 5% of our common stock, has a direct or indirect material interest. Under the Policy, all Related Person Transactions must first be submitted to the General Counsel of the Company, who will determine whether that the proposed transaction falls under the Policy and, if so, submit it to the Audit Committee for review, approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, and full disclosure of the Related Person’s interest in the transaction, the Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of the Company.

Code of Ethics

STAAR has adopted a Code of Ethics applicable to the principal executive officer and senior financial executives, including the chief financial officer and the controller of STAAR, as well as all employees and directors of STAAR. The Code of Ethics is published on our website, at www.staar.com, under “Investor/ Media — Corporate Governance.” We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics applicable to senior financial executives on our website within two business days following the date of such amendment or waiver.

REPORT OF THE AUDIT COMMITTEE

In any of our filings under the Securities Act or Exchange Act that incorporate this Proxy Statement by reference, the Report of the Audit Committee of the Board of Directors will be considered excluded from the incorporation by reference, and it will not be deemed a part of any such other filing unless we expressly state that the Report is so incorporated.

The Audit Committee of the Board of Directors is currently composed of three directors who are independent directors as defined under Nasdaq and SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees STAAR’s financial reporting process on behalf of the Board of Directors. Management is responsible for STAAR’s financial statements and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for (i) expressing an opinion on whether STAAR’s financial statements fairly present, in all material respects, STAAR’s financial position and results of operations and conform with generally accepted accounting principles and (ii) an opinion on whether management’s assessment that STAAR maintained effective internal control over financial reporting as of December 28, 2007, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements that have been included in our Annual Report on Form 10-K for the year ended December 28, 2007.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from STAAR and its management, and has received and reviewed the written disclosures and the letter provided to the Audit Committee required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

In the first quarter of fiscal year 2007, the Audit Committee oversaw an investigation of fraud at STAAR’s German subsidiary, Domilens Vertrieb fuer medizinische Produkte GmbH, which involved Domilens’ former President. Management reported to the Committee its conclusion that the investigation had revealed a failure to design and maintain controls over, and in, its German subsidiary sufficient to detect and prevent management override and fraud. In particular, the Company did not maintain an effective control environment because of the following: (a) the Company did not adequately and consistently reinforce the importance of adherence to controls and the Company’s code of conduct; (b) the Company failed to institute all elements of an effective program to help prevent and detect fraud by Company employees; and (c) the Company did not maintain effective corporate and regional management oversight and monitoring of operations to detect managements’ override of established financial controls and accounting policies, execution of improper transactions and accounting entries to impact revenue and earnings, and reporting of these transactions to the appropriate finance personnel or the Company’s independent registered public accounting firm.

The Committee advised management in its evaluation of the material weakness and in the development of a remediation plan. The Committee continued to advise management on the design and implementation of remediation efforts during the year, and two of its members visited Domilens in August, 2007.

During the preparation of STAAR’s Annual Report on Form 10-K for the fiscal year ended December 28, 2007, the Committee advised management regarding management’s evaluation of the effectiveness of its remediation plans and its conclusion that the material weakness revealed by the fraud at Domilens had been remediated.

The Committee is aware of the following corrective actions performed by the Company:

•	Obtaining the immediate resignation of the president of Domilens GmbH
•	Hiring a new president of Domilens in October 2007

•	Enhancing monitoring and oversight from STAAR’s Swiss and U.S. operations
•	Holding meetings to discuss the Company’s Code of Ethics and whistleblower policies with subsidiary employees as a bridge to more formal training
•	Assigning oversight of corporate compliance programs and training to its corporate legal counsel
•	Terminating the Director of Finance of our Swiss subsidiary, who was responsible for oversight of financial affairs and internal reporting at Domilens
•	Hiring a new international controller based at Domilens
•	Re-educating employees in STAAR’s Code of Ethics
•	Enhancing the whistleblower program for international operations of STAAR
•	Reinforcing that the certification process will emphasize senior manager’s accountability for maintaining an ethical environment
•	Sending a team of managers from the corporate IT and Finance departments to evaluate the adequacy of the controls and procedures at Domilens
•	Conducting a visit by members of the Audit Committee to Domilens’ facility in early August to interview employees, reinforce policies and assess the effectiveness of remedial actions.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 28, 2007 for filing with the SEC.

The Audit Committee
Donald Duffy (Chairman)
Don Bailey
David Morrison

Dated March 12, 2008

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act, and the SEC’s rules thereunder, require our directors, executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC and to furnish to us copies of all reports they file. The SEC has established specific due dates for these reports and requires STAAR to report in this Proxy Statement any failure by these persons to file or failure to file on a timely basis.

To our knowledge, based solely on a review of the copies of such reports received or written representations from the reporting persons, we believe that during our 2007 fiscal year our directors, executive officers and persons who own more than 10% of our Common Stock complied with all Section 16(a) filing requirements, except for the following: a Form 3 filed on May 24, 2007 reporting Barry Caldwell’s status as director; Form 3s filed on July 11, 2007 reporting Craig Felberg’s status as officer and Robin Hughes status as officer; a Form 4s filed on July 11, 2007 reporting the grant of options to Robin Hughes and Craig Felberg; Form 3s filed on July 11, 2007 reporting the grant of options to Craig Felberg and Robin Hughes; Forms 4 filed on May 23, 2007 reporting options received upon re-election as director by Donald Duffy, David Morrison, David Schlotterbeck and Barry Caldwell; a Form 3 filed on June 19, 2007 reporting exercise of options and sale of stock by Nicholas Curtis.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has not yet presented to the Board of Directors its selection of an independent registered public accounting firm for the 2008 fiscal year. Therefore the Company is not requesting approval of its choice of an auditor for the 2008 fiscal year.

Representatives of BDO Seidman, LLP, the independent registered public accounting firm for STAAR for fiscal year 2007, have been invited to be present at the Annual Meeting. STAAR expects representatives of BDO to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees for professional services provided by BDO Seidman, LLP related to fiscal 2006 and fiscal 2007:

	2006	2007
Audit Fees(1)	$1,070,000	$982,000
Audit-related Fees(2)	26,000	30,000
Tax-related Fees(3)	21,000	4,000
All Other Fees(4)	—	73,000

(1)	Both 2006 and 2007 Audit Fees include: (i) the audit of our consolidated financial statements included in our Form 10-K and services attendant to, or required by, statute or regulation; (ii) the audit of management’s report on the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; (iii) reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iv) comfort letters, consents and other services related to SEC and other regulatory filings; and (v) associated expense reimbursements, and the Audit Committee pre-approved all fees and services of BDO Seidman, LLP, for work done in 2006 and 2007.
(2)	Audit-related Fees were for audits of our employee benefit plan.
(3)	In 2007 and 2006, these fees were for a review of statutory tax filings for our Swiss operations.
(4)	All Other Fees were related to the fiscal year 2008 acquisition of the remaining 50% interests in Canon Staar, renamed Staar Japan, Inc., that had been owned by Canon, Inc. and Canon Marketing Japan, Inc.

The fiscal year 2006 audit fees were primarily higher compared to 2007 audit fees due to additional services provided in the investigation of Domilens GmbH. While incurred in the first quarter of 2007, these services related to the preparation of financial statements for fiscal year 2006.

The Audit Committee administers STAAR’s engagement of BDO Seidman, LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of BDO Seidman, LLP and whether, for reasons of efficiency or convenience, it is in the best interest of STAAR to engage its independent registered public accounting firm to perform the services. The Audit Committee has determined that performance by BDO Seidman, LLP of the non-audit services related to the fees shown in the table above did not affect that firm’s independence.

Prior to engagement, the Audit Committee pre-approves all independent auditor services, and the Audit Committee pre-approved all fees and services of BDO Seidman, LLP, for work done in 2006 and 2007. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

ANNUAL REPORT ON FORM 10-K

A copy of STAAR’s Annual Report on Form 10-K for the fiscal year ended December 28, 2007 (excluding exhibits), as filed with the SEC, accompanies this Proxy Statement, but it is not deemed to be a part of the proxy soliciting material. The Form 10-K contains consolidated financial statements of STAAR and its subsidiaries and the reports of BDO Seidman, LLP, STAAR’s independent registered public accounting firm.

We will provide to any beneficial owner of STAAR’s common stock as of the record date a copy of the Annual Report on Form 10-K for the fiscal year ended December 28, 2007, without charge, if the beneficial owner submits a written request to STAAR Surgical Company, c/o Charles Kaufman, Corporate Secretary, 1911 Walker Avenue, Monrovia, California 91016. Exhibits to the Form 10-K will be provided on written request of any beneficial owner, subject to reimbursement of STAAR’s reasonable expenses. Exhibits are available at no charge on the SEC’s website, www.sec.gov.

STOCKHOLDERS ARE URGED IMMEDIATELY TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,
STAAR SURGICAL COMPANY

/s/ Charles S. Kaufman

Charles S. Kaufman, Secretary
Monrovia, California
April 14, 2008

0

ANNUAL MEETING OF STOCKHOLDERS OF

STAAR SURGICAL COMPANY

May 15, 2008

This Proxy is solicited on behalf of the Board of Directors of STAAR Surgical Company

The undersigned hereby appoints Barry Caldwell and Charles Kaufman, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of STAAR Surgical Company held of record by the undersigned at the close of business on May 15, 2008, at the Annual Meeting or any postponement or adjournment thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

STAAR SURGICAL COMPANY

May 15, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20600000000000000000 2 051508

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES IN PROPOSAL NO. 1.
ALL PROPOSALS TO BE ACTED UPON ARE PROPOSALS OF THE COMPANY.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Don Bailey
- ○ David Bailey
- ○ Barry Caldwell
- ○ Donald Duffy
- ○ John C. Moore
- ○ David Morrison

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof.

This Proxy will be voted in accordance with the instructions set forth herein. If instructions are not given, this Proxy will be treated as a GRANT OF AUTHORITY TO VOTE FOR the election of the directors named herein, and as the proxies shall deem advisable on such other business as may come before the Meeting, unless otherwise directed.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.